Exhibit 99.2

Kaleido Biosciences Announces Positive Interim Results of Controlled Study of KB109 in Patients with Mild-to-Moderate COVID-19

Preliminary analysis (n=176) demonstrates favorable safety and tolerability; data provide a strong signal of clinical benefit for subjects reporting one or more comorbidities

Topline data from full study population of 350 patients and results of second study of KB109 are expected in the first quarter of 2021

LEXINGTON, Mass., Jan. 14, 2021 – Kaleido Biosciences, Inc. (Nasdaq: KLDO), today announced positive interim results from the K031 non-IND controlled clinical study evaluating outpatients with mild to moderate COVID-19 disease. Patients in this non-IND clinical study were randomized within 48 hours of testing positive for COVID-19 to either receive Supportive Self Care (SSC) or SSC plus Microbiome Metabolic Therapy (MMT™) candidate KB109 for two weeks and then followed for an additional three weeks. The planned interim analysis comprised approximately half of the total study population (n=176) and showed that KB109 was well tolerated, with a safety profile consistent with previous studies of MMT candidates and no unexpected treatment-related adverse events. For subjects reporting one or more comorbidities, the median time to resolution of the thirteen overall COVID-19 related symptoms was 18 days with KB109 plus SSC and 27 days with SSC alone.

“This interim analysis, from the largest study conducted to date with an MMT candidate, reinforces the safety and tolerability previously observed with MMTs and provides a strong signal of clinical benefit for KB109,” commented Dan Menichella, President and Chief Executive Officer of Kaleido. “The study reveals that many patients with mild-to-moderate disease, and particularly those patients with a comorbidity, experience symptoms for a period of weeks. This study shows the significant burden experienced by these patients and we look forward to reporting the full dataset later this quarter.”

“These exciting and relevant data are in line with what we are seeing in the COVID-19 literature and suggests that the microbiome plays a role in this disease,” said John P. Haran, M.D., Ph.D., associate professor of emergency medicine, microbiology & physiological systems and clinical director of the UMass Center for Microbiome Research at the University of Massachusetts Medical School. “There is increasing evidence supporting the biological plausibility that microbiome restoration has a significant impact on different diseases and seeing an influence in COVID-19 patients with comorbidities aligns with this emerging science.”

Summary of Interim Results

•	KB109 demonstrated a favorable safety and tolerability profile with no unexpected treatment-related adverse events or discontinuations related to treatment.

•	Approximately 40 percent of the patients reported at least one comorbidity at baseline.
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The presence of comorbidity lengthened the time to resolution of symptoms, even in mild to moderate COVID-19 disease. In the SSC alone arm, median time to resolution of the thirteen overall COVID-19 related symptoms in patients with no comobitities was 14 days as compared with 27 days in patients with at least one comorbidity.

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No difference in median time to resolution of symptoms was observed with KB109 plus SSC for the overall population, although small differences between the arms were observed during the follow-up period.

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Median time to resolution of the thirteen overall COVID-19 related symptoms for patients with one or more comorbidity at baseline was 18 days for the KB109 plus SSC group as compared with 27 days with SSC alone.

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Kaleido also evaluated eight cardinal COVID-19 related symptoms as defined by the Centers for Disease Control and Prevention, which showed median time to resolution of symptoms among patients with one or more comorbidity at baseline was 15 days for the KB109 plus SSC group as compared with 27 days with SSC alone.

The K031 study of 350 subjects is fully enrolled with results expected in the first quarter of 2021. Topline data from a smaller 50 subject study of KB109 is also expected in the first quarter of 2021.

About the Potential Role of the Microbiome in COVID-19

COVID-19 infection has been associated with activation of an inappropriate inflammatory cascade, which in some patients can cause an abnormally aggressive immune response that can lead to pneumonia and respiratory failure. Metabolites such as short chain fatty acids (SCFAs) produced by the microbiome through utilization of glycans are modulators of the immune response and therefore could play a role in limiting this inflammatory cascade.

In preclinical models, increased SFCAs and/or SFCA-producing taxa, have been shown to influence immune pathways, mitigate immune pathology, and improve survival and morbidity associated with severe respiratory viral infections.1,2 Commensal microbiota composition critically regulates the generation of virus-specific CD4 and CD8 T cells and antibody responses following respiratory influenza virus infection.3

In-human data also support the role of SCFAs in reducing the impact of viral infections. In patients undergoing hematopoietic stem cell transplants who have contracted respiratory viral infections, including coronavirus, the presence of SCFA-producing taxa has been associated with a significantly reduced risk of progression to lower respiratory tract infections, which can have substantial morbidity in this patient population.4 KB109 is Generally Recognized as Safe (GRAS) and was selected for evaluation in these COVID-19 clinical studies based on its demonstrated ability to increase production of SCFAs as well as to promote commensal bacteria and reduce pathogenic bacteria ex vivo.

About Microbiome Metabolic Therapies (MMT™)

Kaleido’s Microbiome Metabolic Therapies, or MMTs, are designed to drive the function and distribution of the microbiome’s existing microbes in order to decrease or increase the production of metabolites, or to advantage or disadvantage certain bacteria in the microbiome community. The Company’s initial MMT candidates are targeted, synthetic glycans that are orally administered, have limited systemic exposure, and are selectively metabolized by enzymes in the microbiome. Kaleido utilizes its discovery and development platform to study MMTs in microbiome samples to rapidly advance MMT candidates rapidly into clinical studies in healthy subjects and patients. These human clinical studies are conducted under regulations supporting research with food, evaluating safety, tolerability and potential markers of effect. For MMT candidates that are further developed as therapeutics, the Company conducts clinical trials under an Investigational New Drug (IND) or regulatory equivalent outside the U.S., and in Phase 2 or later development.

About Kaleido Biosciences

Kaleido Biosciences is a clinical-stage healthcare company with a differentiated, chemistry-driven approach to targeting the microbiome to treat disease and improve human health. The Company has built a proprietary product platform to enable the rapid and cost-efficient discovery and development of novel Microbiome Metabolic Therapies (MMT™). MMTs are designed to modulate the metabolic output and profile of the microbiome by driving the function and distribution of the gut’s existing microbes. Kaleido is advancing a broad pipeline of MMT candidates with the potential to address a variety of diseases and conditions with significant unmet patient needs. To learn more, visit https://kaleido.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the therapeutic potential of our MMT candidates, the timing of initiation, completion and reporting of results of clinical studies, and our strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those related to the breadth of our pipeline of product candidates, the strength of our proprietary product platform, the efficiency of our discovery and development approach, the fact that interim results from KB013 may not accurately predict final results from KB013 and that such final results may not support continued development of KB109, the clinical development and safety profile of our MMT candidates and their therapeutic potential, whether and when, if at all, our MMT candidates will receive approval from the U.S. Food and Drug Administration and for which, if any, indications, competition from other biotechnology companies, and other risks identified in our SEC filings, including our most recent Form 10-Q, and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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1.	Antunes, K.H., et al. Microbiota-derived acetate protects against respiratory syncytial virus infection through a GPR43-type 1 interferon response. Nat Commun. 2019, 10, 3273.
2.	Trompette, A., et al. Dietary Fiber Confers Protection against Flu by Shaping Ly6c- Patrolling Monocyte Hematopoiesis and CD8+ T Cell Metabolism. Immunity. 2018, May 15;48(5):992-1005.e8.
3.	Ichinohe, T., et. al. Microbiota regulates immune defense against respiratory tract influenza A virus infection. Proceedings of the National Academy of Sciences. Mar 2011, 108 (13) 5354-5359.
4.	Haak, B.W., et al. Impact of gut colonization with butyrate-producing microbiota on respiratory viral infection following allo-HCT. Blood. 2018. 131, 2978-2986.

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Contacts

Kaleido Biosciences

William Duke, Jr.
Chief Financial Officer

617-890-5772

william.duke@kaleido.com

Investors

Mike Biega

Solebury Trout

617-221-9660

mbiega@soleburytrout.com

Media

Rich Allan
Solebury Trout

646-378-2958

rallan@soleburytrout.com

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